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                                                                   EXHIBIT 10.12

                              WSI INDUSTRIES, INC.

                          DIRECTORS RETIREMENT PROGRAM

                        ADOPTED BY THE BOARD OF DIRECTORS
                                  JUNE 25, 1982


RESOLVED, that there is hereby established a Retirement Benefit Program for directors of this Corporation who have no vested interest in any other retirement plan or program of this Corporation at the time of ceasing to serve as a director subsequent to the adoption of this resolution, upon the following terms and conditions:

1. The annual amount of the benefit shall be equal to the amount of the retainer fees (as distinct from fees paid for attendance at meetings) paid to directors during the full fiscal year preceding the date the director ceases to hold that office if the director has served in that capacity fifteen years or more; the amount of the benefit shall be reduced by 5% for each year less than fifteen, but no benefit shall be paid unless the director has served in that capacity at least fie years. For purposes of calculating the retirement payment, a partial year of service as a director shall be considered a full year of service.

2. Payment of the benefit shall commence at the time the director ceases to serve as a director if age 65 or older, or at age 65 if the director ceases to serve as a director prior thereto, or at the time the director ceases to serve as a director in the event the director has become so disabled as to make continued service as a director impractical.

3. Benefits hereunder shall be payable during the lifetime of the former director, but not exceeding ten years. No payments shall be made in the event of the death of a director or former director prior to entitlement to payments hereunder.

4. Payment may be made pursuant hereto monthly, quarterly or annually as determined from time to time in the sole discretion of the Corporation.

5. Former directors who are being paid benefits hereunder shall agree to be available to the Corporation as reasonably requested for consultation and advice, including attendance at meeting of the Board of Directors or Committees thereof if requested, and shall be reimbursed in addition for out-of-pocket expenses in connection therewith. Such former directors shall also agree not to engage in any substantial activity competitive with the business of the Corporation, except that this restriction may be removed at the request of the director upon furnishing a written waiver of any further payments and benefits hereunder.



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6.   The Directors Retirement Program hereby established will not be terminated or modified adversely to the interest of a director or former director who is serving or has served as a director while this program is in effect, and the obligations of the Corporation hereunder shall be binding upon any successor entity or assignee of all or substantially all of the business and assets of the Corporation.

RESOLVED FURTHER, that any officers or employees of this Corporation are authorized and directed to execute and deliver any instruments and documents, and to take any action deemed necessary or appropriate in connection with these resolutions.